Exhibit 99.1

KKR Appoints Craig Arnold to Board

September 24, 2025 04:30 PM Eastern Standard Time

NEW YORK, NY  (BUSINESS WIRE)  KKR & Co. Inc. (NYSE: KKR) today announced that Craig Arnold has been appointed to the Board of Directors effective September 23, 2025. His appointment will bring the number of independent directors to eleven out of a total of fifteen Board seats.

Mr. Arnold is the former Chairman and Chief Executive Officer of Eaton Corporation, a global intelligent power management company.

KKR’s other Board members are:  Henry Kravis (Co-Founder and Co-Executive Chairman of KKR), George Roberts (Co-Founder and Co-Executive Chairman of KKR), Joseph Bae (Co-Executive Officer of KKR), Scott Nuttall (Co-Chief Executive Officer of KKR), Timothy Barakett (Founder and Chief Executive Officer of TRB Advisors), Adriane Brown (Managing Partner of Flying Fish Partners), Matthew Cohler (former General Partner of Benchmark), Mary Dillon (former Chief Executive Officer of Foot Locker), Arturo Gutiérrez Hernández (Chief Executive Officer of Arca Continental), Xavier Niel (Founder and Chairman of the Board of Iliad), Patricia Russo (former Chief Executive Officer of Alcatel-Lucent), Kimberly Ross (former Chief Financial Officer of WeWork and Baker Hughes), Robert Scully (former member of the Office of the Chairman of Morgan Stanley), and Evan Spiegel (Co-Founder and Chief Executive Officer of Snap).

About KKR

KKR is a leading global investment firm that offers alternative asset management as well as capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life and reinsurance products under the management of Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com. For additional information about Global Atlantic Financial Group, please visit Global Atlantic Financial Group’s website at www.globalatlantic.com.

Investor Relations:
Craig Larson
+1 (877) 610-4910 (U.S.) / +1 (212) 230-9410
investor-relations@kkr.com

Media:
Kristi Huller
+1 (212) 750-8300
media@kkr.com

Source: KKR & Co. Inc.

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